FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Cara McCall, 312-822-1309	Amy Adams, 312-822-5533

CNA FINANCIAL ANNOUNCES TRANSFER OF LEGACY EXCESS WORKERS’ COMPENSATION PORTFOLIO TO CAVELLO BAY REINSURANCE LIMITED
CHICAGO, December 30, 2020 --- CNA Financial Corporation (NYSE: CNA) announced today that its principal operating subsidiary, Continental Casualty Company, has entered into an agreement with Cavello Bay Reinsurance Limited (“Cavello”), a subsidiary of Enstar Group Limited, under which Cavello will reinsure a legacy portfolio of excess workers’ compensation policies. Under the terms of the transaction, which will be deemed effective as of January 1, 2020, CNA will cede to Cavello approximately $690 million of net excess workers’ compensation liabilities relating to business written in 2007 and prior under a retroactive reinsurance agreement with an aggregate limit of $1 billion.
The transaction is expected to close in the first quarter of 2021, subject to regulatory approval and other closing conditions, at which time CNA expects to recognize an after-tax loss of approximately $12 million.
Dino Robusto, Chairman and CEO of CNA, commented, “The transfer of legacy reserves supports CNA’s continued commitment to advancing our core business. We are pleased to be working with an excellent partner in Enstar in pursuit of our goals.”

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of invested assets. For more information, please visit CNA at www.cna.com.

Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states. “CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2019 CNA. All rights reserved.

# # #
1